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Matters submitted to a vote of security holders

Proposal 1.

To elect two Class II directors, Robert M. Inman and Richard C. Schulte, to serve until the Annual Meeting in the year 2002. The number of shares voting for the election of Mr.Inman was 14,709,224 and the number of shares withholding authority was 225,349. The number of shares voting for the election of Mr. Schulte was 14,708,469 and the number of shares withholding authority was 226,104.

The name of each other director whose term of office continued after the Annual Meeting was Todger Anderson, Robert J. Greenebaum, Kenneth V. Penland and Roberta M. Wilson.

Proposal 2.

To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Funds independent auditors for the fiscal year ended December 31, 1999. The number of shares voting for ratification of the appointment of Ernst & Young LLP as independent auditors was 14,714,752, the number of shares voting against ratification was 103,231 and the number of shares abstaining was 116,590.